Exhibit 99.1
                                                                  ------------

                             UNITED-GUARDIAN REPORTS
                          RECORD FIRST QUARTER RESULTS

Hauppauge, NY, May 7, 2003 - United-Guardian, Inc. (AMEX:UG) reported today that both sales and earnings set new records for the company, with quarterly earnings nearly equaling earnings for the entire first half of the prior fiscal year. Sales reached a record $3,217,533 as compared to $2,382,448 for the same period in 2002, an increase of 35%. Net earnings after taxes for the quarter were $703,429 ($.14 per share) versus $437,912 ($.09 per share) for the same period last year, an increase of 61%.

Ken Globus, President of United-Guardian, stated "We are extremely pleased with the very strong start to the year that we have experienced, and are proud to have reached a new company milestone, with quarterly sales exceeding $3 million for the first time in the company's history. With April sales exceeding $1 million and incoming orders continuing to be very strong, we are very optimistic about our prospects for achieving record sales and earnings this year." "We attribute our strong sales this quarter to the continuing efforts we are making in conjunction with our international marketing partners to continue to increase the market penetration of our core product lines", continued Mr. Globus. "Having just launched two new product lines that should begin to find their way into new products by the end of this year, and with our continuing efforts to bring to market novel and innovative products, we believe that we are well positioned to continue to increase our sales over the next few years." United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                  Contact:    Robert S. Rubinger
                                                              Public Relations
                                                              (631) 273-0900


NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.


                      RESULTS FOR THE FIRST QUARTER ENDED
                        MARCH 31, 2003 and MARCH 31, 2002

                                                      3 Months Ended
                                                         March 31,
                                                 2003                 2002
                                              ----------          -----------
Revenue:                                      $3,217,533          $ 2,382,448

Costs and expenses:                            2,161,845            1,754,239

         Income from operations:               1,055,688              628,209

Other income :                                    39,741               49,703

         Income before income taxes:           1,095,429              677,912

Provision for income taxes:                      392,000              240,000

         Net income:                           $ 703,429             $437,912

Earnings per share  (Basic and Diluted):       $    0.14             $    .09